Exhibit 4.1

[Face of Note]

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

CUSIP NO. 949746564	FACE AMOUNT: $
REGISTERED NO.

WELLS FARGO & COMPANY

MEDIUM-TERM NOTE, SERIES K

Due Nine Months or More From Date of Issue

8% Equity Linked Securities due June 20, 2014

Linked to the Common Stock of Lennar Corporation

WELLS FARGO & COMPANY, a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & Co., or its registered assigns, the number of shares of Underlying Stock (as defined below) or the amount of cash, as applicable, determined in accordance with the provisions set forth below under “Payment at Stated Maturity” due with respect to the face amount of _______________________________________________DOLLARS ($__________) on June 20, 2014 (the “Stated Maturity Date”), subject to postponement due to the occurrence of a Market Disruption Event (as defined below) as set forth below under “Payment at Stated Maturity,” and to pay interest on the Face Amount (as defined below) of this Security from July 3, 2013 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, as the case may be, at the rate of 8% per annum, payable on each Interest Payment Date. Interest shall be calculated on the basis of a year of 360 days with twelve 30-day months. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such Interest Payment Date; provided that the interest payable on the Stated Maturity Date shall be paid to the Person to whom the Payment at Maturity (as defined below) is paid. The “Regular Record Date” for an Interest Payment Date shall be the date one Business Day (as defined below)

prior to such Interest Payment Date. The “Interest Payment Dates” shall be the 20th day of each month, commencing July 20, 2013, and ending on the Stated Maturity Date. “Face Amount” shall mean, when used with respect to this Security, the amount set forth on the face of this Security as its “Face Amount.”

Any interest not punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of this Security not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Security may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payments of interest on this Security shall be payable at the office or agency of the Company maintained for such purpose in the City of Minneapolis, Minnesota and at any other office or agency maintained by the Company for such purpose in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by wire transfer to such account as may have been appropriately designated by such Person. Any cash payable on this Security at Maturity shall be paid against presentation of this Security at the office or agency of the Company maintained for that purpose in the City of Minneapolis, Minnesota and any shares of Underlying Stock deliverable at Maturity shall be delivered against such presentation. Notwithstanding the foregoing, for so long as this Security is in the form of a Global Security registered in the name of the Depositary, all payments on this Security in the form of cash will be made to the Depositary by wire transfer of immediately available funds, and any shares of Underlying Stock deliverable under the terms of this Security at Maturity will be delivered to the Depositary through the book-entry facilities of the Depositary if such shares are then in book-entry form and, if such shares are then in definitive form, certificates representing such shares will be delivered pursuant to the Depositary’s instructions.

Payment at Stated Maturity

On the Stated Maturity Date, for each $37.0068 in Face Amount represented by this Security, the Holder of this Security shall receive either, in the Company’s sole discretion, (i) a number of shares of the Underlying Stock equal to the Settlement Amount (as defined below) divided by the Final Determination Price (as defined below) or (ii) an amount in cash equal to the Settlement Amount. Solely for purposes of clause (i) of the immediately preceding sentence, the Final Determination Price will be calculated by multiplying the Closing Price (as defined below) of the Underlying Stock on the Determination Date (as defined below) by the Share Amount (as defined below) as adjusted to and including the Stated Maturity Date. The “Underlying Stock” is the common stock of Lennar Corporation (the “Underlying Stock Issuer”). This payment is referred to herein as the “Payment at Maturity.”

The “Settlement Amount” per $37.0068 Face Amount of this Security will equal:

•

if the Final Determination Price is greater than the Upside Participation Threshold (as defined below), (i) $37.0068 plus (ii) the Upside Participation Rate (as defined below) multiplied by the result of (a) the Final Determination Price minus (b) the Upside Participation Threshold;

•	if the Final Determination Price is greater than or equal to the Principal Return Threshold (as defined below) and less than or equal to the Upside Participation Threshold, $37.0068; or

•

if the Final Determination Price is less than the Principal Return Threshold, the Downside Exchange Ratio (as defined below) multiplied by the Final Determination Price; provided, however, that the Settlement Amount shall not be less than the Minimum Repayment Amount (as defined below).

If a Market Disruption Event occurs or is continuing with respect to the Underlying Stock on the originally scheduled Determination Date, the Determination Date will be postponed to the first succeeding Trading Day (as defined below) on which a Market Disruption Event has not occurred and is not continuing; however, if such first succeeding Trading Day has not occurred as of the eighth scheduled Trading Day after the originally scheduled Determination Date, that eighth scheduled Trading Day shall be deemed to be the Determination Date. If the Determination Date has been postponed eight scheduled Trading Days after the originally scheduled Determination Date and such eighth scheduled Trading Day is not a Trading Day, or if a Market Disruption Event occurs or is continuing with respect to the Underlying Stock on such eighth scheduled Trading Day, the Calculation Agent (as defined below) will determine the Closing Price of the Underlying Stock on such eighth scheduled Trading Day using its good faith estimate of the Closing Price that would have prevailed for the Underlying Stock on such date.

If a Market Disruption Event has occurred or is continuing on the Determination Date, the Stated Maturity Date will be postponed until the later of (i) June 20, 2014 and (ii) three Business Days after the Final Determination Price is determined.

If the Company elects to deliver shares of the Underlying Stock on the Stated Maturity Date and the aggregate number of shares to which the Holder is entitled includes a fractional share, the Company will pay cash in lieu of delivering such fractional share in an amount equal to the value of such fractional share, based upon the Closing Price per share of the Underlying Stock as determined by the Calculation Agent on the Business Day immediately preceding the Stated Maturity Date.

Business Day Adjustments

If the Stated Maturity Date or any Interest Payment Date is not a Business Day, any payments due on this Security on such day will be made on the next succeeding Business Day, but interest on such payment will not accrue from and after the Stated Maturity Date or such Interest Payment Date, as applicable.

Certain Definitions

“Business Day” means any day, other than a Saturday or Sunday, (i) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York, New York and (ii) on which DTC (or any successor to DTC) settles payments and/or deliveries of shares.

“Calculation Agent” shall mean the Person that has entered into the Calculation Agent Agreement with the Company, which term shall, unless the context otherwise requires, include its successors under such Calculation Agent Agreement. The initial Calculation Agent shall be Wells Fargo Securities, LLC. Pursuant to the Calculation Agent Agreement, the Company may appoint a different Calculation Agent from time to time after the initial issuance of this Security without the consent of the Holder of this Security and without notifying the Holder of this Security.

“Calculation Agent Agreement” shall mean the Calculation Agent Agreement dated as of May 29, 2012 between the Company and the Calculation Agent, as amended from time to time.

The “Closing Price” for one share of the Underlying Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means:

•

if the Underlying Stock (or any such other security) is listed or admitted to trading on a national securities exchange (other than The NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Underlying Stock (or any such other security) is listed or admitted to trading;

•	if the Underlying Stock (or any such other security) is a security of the NASDAQ, the official closing price published by the NASDAQ on such day; or

•

if the Underlying Stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (the “FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Underlying Stock (or any such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of the Underlying Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.

If the last reported sale price or the official closing price published by the NASDAQ, as applicable, for the Underlying Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price per share for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid price for the Underlying Stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Wells Fargo Securities, LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board Service” will include any successor service thereto.

The “Determination Date” is June 17, 2014 or, if such day is not a Trading Day, the next succeeding Trading Day. The Determination Date is subject to postponement as described in “Payment at Stated Maturity” above.

The “Downside Exchange Ratio” is 0.8969.

The “Final Determination Price” will be the Closing Price of the Underlying Stock multiplied by the Share Amount, each as of the Determination Date.

A “Market Disruption Event” means the occurrence or existence of any of the following events:

•

a suspension, absence or material limitation of trading in the Underlying Stock on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the Calculation Agent in its sole discretion;

•

a suspension, absence or material limitation of trading in option or futures contracts relating to the Underlying Stock, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the Calculation Agent in its sole discretion;

•

the Underlying Stock does not trade on the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or what was the primary market for the Underlying Stock, as determined by the Calculation Agent in its sole discretion; or

•

any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with the Company’s ability or the ability of any of its affiliates to unwind all or a material portion of a hedge with respect to this Security that the Company or its affiliates have effected or may effect.

The following events will not be Market Disruption Events:

•

a limitation on the hours or number of days of trading in the Underlying Stock in its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

•	a decision to permanently discontinue trading in the option or futures contracts relating to the Underlying Stock.

For this purpose, a “suspension, absence or material limitation of trading” in the applicable market will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a “suspension, absence or material limitation of trading” in the applicable market for the Underlying Stock or option or futures contracts relating to the Underlying Stock, as applicable, by reason of any of:

•	a price change exceeding limits set by that market;

•	an imbalance of orders relating to the Underlying Stock or those contracts; or

•	a disparity in bid and asked quotes relating to the Underlying Stock or those contracts will constitute a “suspension, absence or material limitation of trading” in the Underlying Stock or those contracts, as the case may be, in the applicable market.

The “Minimum Repayment Amount” is $26.5531.

The “Pricing Date” is June 27, 2013.

The “Principal Return Threshold” is $41.2626.

The “Share Amount” means, with respect to a share of the Underlying Stock, initially 1.0, and will be adjusted for certain events affecting the shares of such Underlying Stock. See “–Adjustment Events” below.

The “Upside Participation Rate” is 65%.

The “Upside Participation Threshold” is $43.2054.

A “Trading Day” means a day, as determined by the Calculation Agent, on which trading is generally conducted on the principal trading market for the Underlying Stock (as determined by the Calculation Agent, in its sole discretion), the Chicago Mercantile Exchange and the Chicago Board Options Exchange and in the over-the-counter market for equity securities in the United States.

Calculation Agent

All determinations made by the Calculation Agent with respect to this Security will be at the sole discretion of the Calculation Agent and, in the absence of manifest error, will be conclusive for all purposes and binding on the Company and the Holder of this Security. All percentages and other amounts resulting from any calculation with respect to this Security will be rounded at the Calculation Agent’s discretion.

Events of Default and Acceleration

In case an Event of Default, as defined in the Indenture, with respect to this Security has occurred and is continuing, the amount payable to the Holder of this Security upon any acceleration permitted by this Security, with respect to each $37.0068 Face Amount of this Security, will be an amount in cash equal to the Settlement Amount, calculated as provided herein, plus accrued but unpaid interest, if any, to but excluding the date of acceleration. The Settlement Amount will be calculated as though the date of acceleration were the Determination Date.

Adjustment Events

The Share Amount of the Underlying Stock is subject to adjustment by the Calculation Agent as a result of the dilution and reorganization events described in this section.

How adjustments will be made

If one of the events described below occurs with respect to the Underlying Stock and the Calculation Agent determines that the event has a dilutive or concentrative effect on the market price of that Underlying Stock, the Calculation Agent will calculate a corresponding adjustment to the Share Amount for that Underlying Stock as the Calculation Agent deems appropriate to account for that dilutive or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the Share Amount for that Underlying Stock will be adjusted by the Calculation Agent by multiplying the existing Share Amount by a fraction whose numerator is the number of shares of the Underlying Stock outstanding immediately after the stock split and whose denominator is the number of shares of the Underlying Stock outstanding immediately prior to the stock split. Consequently, the Share Amount will be adjusted to double the prior Share Amount, due to the corresponding decrease in the market price of the Underlying Stock. Adjustments will be made for events with an effective date or Ex-Dividend Date (as defined below), as applicable, from but excluding the Pricing Date to and including (i) if the payment on the Stated Maturity Date is to be made in cash, the Determination Date or (ii) if the payment on the Stated Maturity Date is to be made in shares of Underlying Stock, the Stated Maturity Date (the “Adjustment Period”).

The Calculation Agent will also determine the effective date of that adjustment, and the replacement of the Underlying Stock, if applicable, in the event of a consolidation or merger or certain other events in respect of the Underlying Stock Issuer. Upon making any such adjustment, the Calculation Agent will give notice as soon as practicable to the Trustee and the Paying Agent, stating the adjustment to the Share Amount. In no event, however, will an antidilution adjustment to the Share Amount during the term of this Security be deemed to change the Face Amount of this Security.

If more than one event requiring adjustment occurs with respect to the Underlying Stock, the Calculation Agent will make an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, having made an adjustment for the first event, the Calculation Agent will adjust the Share Amount for the second event, applying the required adjustment to the Share Amount as already adjusted for the first event, and so on for any subsequent events.

For any dilution event described below, other than a consolidation or merger, the Calculation Agent will not have to adjust the Share Amount unless the adjustment would result in a change to the Share Amount then in effect of at least 0.10%. The Share Amount resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

If an event requiring an antidilution adjustment occurs, the Calculation Agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the Holder of this Security relative to this Security that results solely from that event. The Calculation Agent may, in its sole discretion, modify the antidilution adjustments as necessary to ensure an equitable result.

The Calculation Agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a Reorganization Event (as defined below), and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on the Holder of this Security and the Company, without any liability on the part of the Calculation Agent. The Holder of this Security will not be entitled to any compensation from the Company for any loss suffered as a result of any of these determinations by the Calculation Agent. The Calculation Agent will provide information about the adjustments that it makes upon the written request of the Holder of this Security.

If any of the adjustments specified below is required to be made with respect to an amount or value of any cash or other property that is distributed by an Underlying Stock Issuer organized outside the United States, such amount or value will be converted to U.S. dollars, as applicable, and will be reduced by any applicable foreign withholding taxes that would apply to such distribution if such distribution were paid to a U.S. person that is eligible for the benefits of an applicable income tax treaty, if any, between the United States and the jurisdiction of organization of the Underlying Stock Issuer, as determined by the Calculation Agent, in its sole discretion.

No adjustments will be made for certain other events, such as offerings of common stock by the Underlying Stock Issuer for cash or in connection with the occurrence of a partial tender or exchange offer for the Underlying Stock by the Underlying Stock Issuer or any other person.

Ordinary Dividend Adjustments

In addition to any adjustments to the Share Amount described herein, the Share Amount will be adjusted for changes in the regular quarterly cash dividend payable to holders of the Underlying Stock relative to the Base Quarterly Dividend (as defined below). If the Underlying Stock Issuer pays a regular quarterly cash dividend for which the Ex-Dividend Date is within the Adjustment Period and the amount of such regular quarterly cash dividend (the “Current Quarterly Dividend”) is greater than or less than the Base Quarterly Dividend, the Share Amount will be adjusted (an “Ordinary Dividend Adjustment”) on such Ex-Dividend Date so that the new Share Amount will equal the prior Share Amount multiplied by the Ordinary Dividend Adjustment Factor. If the Underlying Stock Issuer declares that it will pay no dividend in any quarter, other than in connection with a Payment Period Adjustment, an adjustment will be made in accordance with this paragraph on the date corresponding to the Ex-Dividend Date in the immediately prior dividend payment period during which a regular quarterly cash dividend was paid. If a Reorganization Event occurs, no Ordinary Dividend Adjustment will be made in respect of any New Stock, Successor Stock or Replacement Stock (each as defined below).

The “Ordinary Dividend Adjustment Factor” will equal a fraction, the numerator of which is the Closing Price of the Underlying Stock on the Trading Day preceding the Ex-Dividend Date for the payment of the Current Quarterly Dividend (such Closing Price, the “Ordinary Dividend Base

Closing Price”), and the denominator of which is the amount by which the Ordinary Dividend Base Closing Price of the Underlying Stock on the Trading Day preceding the Ex-Dividend Date exceeds the Dividend Differential.

The “Dividend Differential” equals the amount of the Current Quarterly Dividend minus the Base Quarterly Dividend.

The “Base Quarterly Dividend” means a quarterly dividend of $0.04 per share; provided that (i) if there occurs any corporate event that requires an adjustment to the Share Amount as described herein or (ii) the Underlying Stock Issuer effects a change in the periodicity of its dividend payments (e.g., from quarterly payments to semi-annual payments) (a “Payment Period Adjustment”), then in each case the Calculation Agent will make an appropriate adjustment to the Base Quarterly Dividend with a view to offsetting, to the extent practical, any change in the economic position of the Holder of this Security relative to this Security that results solely from that event.

Stock Splits and Reverse Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If the Underlying Stock is subject to a stock split or a reverse stock split, then once the split has become effective the Calculation Agent will adjust the Share Amount for that Underlying Stock to equal the product of the prior Share Amount for that Underlying Stock and the number of shares issued in such stock split or reverse stock split with respect to one share of that Underlying Stock.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

If the Underlying Stock is subject to a stock dividend payable in shares of such stock that is given ratably to all holders of shares of that Underlying Stock, then once the dividend has become effective the Calculation Agent will adjust the Share Amount for that Underlying Stock on the Ex-Dividend Date to equal the sum of the prior Share Amount for that Underlying Stock and the product of:

•	the number of shares issued with respect to one share of that Underlying Stock, and

•	the prior Share Amount for that Underlying Stock.

The “Ex-Dividend Date” for any dividend or other distribution is the first day on and after which the Underlying Stock trades without the right to receive that dividend or distribution.

No Adjustments for Other Dividends and Distributions

The Share Amount will not be adjusted to reflect dividends, including cash dividends, or other distributions paid with respect to the Underlying Stock, other than:

•	Ordinary Dividend Adjustments described above,

•	stock dividends described above,

•	issuances of transferable rights and warrants as described in “ — Transferable Rights and Warrants” below,

•	distributions that are spin-off events described in “ — Reorganization Events” below, and

•	Extraordinary Dividends described below.

An “Extraordinary Dividend” means each of (a) the full amount per share of the Underlying Stock of any cash dividend or special dividend or distribution that is identified by the Underlying Stock Issuer as an extraordinary or special dividend or distribution, (b) the excess of any cash dividend or other cash distribution (that is not otherwise identified by the Underlying Stock Issuer as an extraordinary or special dividend or distribution) distributed per share of the Underlying Stock over the immediately preceding cash dividend or other cash distribution, if any, per share of the Underlying Stock that did not include an Extraordinary Dividend (as adjusted for any subsequent corporate event requiring an adjustment as described herein, such as a stock split or reverse stock split) if such excess portion of the dividend or distribution is more than 5.00% of the Closing Price of that Underlying Stock on the Trading Day preceding the Ex-Dividend Date for the payment of such cash dividend or other cash distribution (such Closing Price, the “Extraordinary Dividend Base Closing Price”) and (c) the full cash value of any non-cash dividend or distribution per share of the Underlying Stock (excluding Marketable Securities, as defined below).

If the Underlying Stock is subject to an Extraordinary Dividend, then once the Extraordinary Dividend has become effective the Calculation Agent will adjust the Share Amount for the Underlying Stock on the Ex-Dividend Date to equal the product of:

•	the prior Share Amount for the Underlying Stock, and

•

a fraction, the numerator of which is the Extraordinary Dividend Base Closing Price of the Underlying Stock on the Trading Day preceding the Ex-Dividend Date and the denominator of which is the amount by which the Extraordinary Dividend Base Closing Price of the Underlying Stock on the Trading Day preceding the Ex-Dividend Date exceeds the Extraordinary Dividend.

Notwithstanding anything herein, any announced increase in the ordinary dividend on the Underlying Stock will not constitute an Extraordinary Dividend requiring an adjustment.

To the extent an Extraordinary Dividend is not paid in cash or is paid in a currency other than U.S. dollars, the value of the non-cash component or non-U.S. currency will be determined by the Calculation Agent, in its sole discretion. A distribution on the Underlying Stock that is a dividend payable in shares of that Underlying Stock, an issuance of rights or warrants or a spin-off event and also an Extraordinary Dividend will result in an adjustment to the number of shares of the Underlying Stock only as described in “—Stock Dividends” above, “—Transferable Rights and Warrants” below or “—Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the Underlying Stock Issuer issues transferable rights or warrants to all holders of the Underlying Stock to subscribe for or purchase that Underlying Stock at an exercise price per share that is less than the Closing Price of that Underlying Stock on the Trading Day before the Ex-Dividend Date for the issuance, then the Share Amount for that Underlying Stock will be adjusted to equal the product of:

•	the prior Share Amount for that Underlying Stock, and

•

a fraction, (1) the numerator of which will be the number of shares of that Underlying Stock outstanding at the close of trading on the Trading Day before the Ex-Dividend Date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of that Underlying Stock offered for subscription or purchase pursuant to the rights or warrants and (2) the denominator of which will be the number of shares of that Underlying Stock outstanding at the close of trading on the Trading Day before the Ex-Dividend Date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of that Underlying Stock (referred to herein as the “Additional Shares”) that the aggregate offering price of the total number of shares of that Underlying Stock so offered for subscription or purchase pursuant to the rights or warrants would purchase at the Closing Price on the Trading Day before the Ex-Dividend Date for the issuance.

The number of Additional Shares will be equal to:

•

the product of (1) the total number of additional shares of that Underlying Stock offered for subscription or purchase pursuant to the rights or warrants and (2) the exercise price of the rights or warrants, divided by

•	the Closing Price of that Underlying Stock on the Trading Day before the Ex-Dividend Date for the issuance.

If the number of shares of the Underlying Stock actually delivered in respect of the rights or warrants differs from the number of shares of the Underlying Stock offered in respect of the rights or warrants, then the Share Amount for that Underlying Stock will promptly be readjusted to the Share Amount for that Underlying Stock that would have been in effect had the adjustment been made on the basis of the number of shares of the Underlying Stock actually delivered in respect of the rights or warrants.

Reorganization Events

Each of the following is a “Reorganization Event”:

•	the Underlying Stock is reclassified or changed (other than in a stock split or reverse stock split),

•

the Underlying Stock Issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all outstanding shares of the Underlying Stock are exchanged for or converted into other property,

•	a statutory share exchange involving outstanding shares of the Underlying Stock and the securities of another entity occurs, other than as part of an event described above,

•	the Underlying Stock Issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

•

the Underlying Stock Issuer effects a spin-off, other than as part of an event described above (in a spin-off, a corporation issues to all holders of its common stock equity securities of another issuer), or

•

the Underlying Stock Issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or another entity completes a tender or exchange offer for all the outstanding shares of the Underlying Stock.

Adjustments for Reorganization Events

If a Reorganization Event occurs, then the Calculation Agent will adjust the Share Amount to reflect the amount and type of property or properties—whether cash, securities, other property or a combination thereof—that a holder of one share of the Underlying Stock would have been entitled to receive in relation to the Reorganization Event. This new property is referred to as the “Reorganization Property.”

Reorganization Property can be classified into two categories:

•

an equity security listed on a national securities exchange, which is generally referred to as a “Marketable Security” and, in connection with a particular Reorganization Event, “New Stock,” which may include any tracking stock, spinoff stock or any Marketable Security received in exchange for the Underlying Stock; and

•

cash and any other property, assets or securities other than Marketable Securities (including equity securities that are not listed, that are traded over the counter or that are listed on a non-U.S. securities exchange), which is referred to as “Non-Stock Reorganization Property.”

For the purpose of making an adjustment required by a Reorganization Event, the Calculation Agent, in its sole discretion, will determine the value of each type of the Reorganization Property. For purposes of valuing any New Stock, the Calculation Agent will use the Closing Price of the security on the relevant Trading Day. The Calculation Agent will value Non-Stock Reorganization Property in any manner it determines, in its sole discretion, to be appropriate. In connection with a Reorganization Event in which Reorganization Property includes New Stock, for the purpose of determining the Share Amount for any New Stock as described below, the term “New Stock Reorganization Ratio” means the product of (i) the number of shares of the New Stock received with respect to one share of the Underlying Stock and (ii) the Share Amount for the Underlying Stock on the Trading Day immediately prior to the effective date of the Reorganization Event.

If a holder of shares of the Underlying Stock may elect to receive different types or combinations of types of Reorganization Property in the Reorganization Event, the Reorganization Property will consist of the types and amounts of each type distributed to a holder of shares of that Underlying Stock that makes no election, as determined by the Calculation Agent in its sole discretion.

If any Reorganization Event occurs, then on and after the effective date for such Reorganization Event (or, if applicable, in the case of spinoff stock, the Ex-Dividend Date for the distribution of such spinoff stock) the term “Underlying Stock” herein will be deemed to mean the following, and for each share of Underlying Stock, New Stock and/or Replacement Stock so deemed to constitute Underlying Stock, the Share Amount will be equal to the applicable number indicated:

(a)	if the Underlying Stock continues to be outstanding:

(1)

that Underlying Stock (if applicable, as reclassified upon the issuance of any tracking stock) at the Share Amount in effect for that Underlying Stock on the Trading Day immediately prior to the effective date of the Reorganization Event; and

(2)	if the Reorganization Property includes New Stock, a number of shares of New Stock equal to the New Stock Reorganization Ratio;

provided that, if any Non-Stock Reorganization Property is received in the Reorganization Event, the results of (a)(1) and (a)(2) above will each be multiplied by the “Gross-Up Multiplier,” which will be equal to a fraction, the numerator of which is the Closing Price of the Underlying Stock on the Trading Day immediately prior to the effective date of the Reorganization Event and the denominator of which is the amount by which such Closing Price of the Underlying Stock exceeds the value of the Non-Stock Reorganization Property received per share of Underlying Stock as determined by the Calculation Agent as of the close of trading on such Trading Day; or

(b)	if the Underlying Stock is surrendered for Reorganization Property:

(1)

that includes New Stock, a number of shares of New Stock equal to the New Stock Reorganization Ratio; provided that, if any Non-Stock Reorganization Property is received in the Reorganization Event, such number will be multiplied by the Gross-Up Multiplier; or

(2)	that consists exclusively of Non-Stock Reorganization Property:

(i)

if the surviving entity has Marketable Securities outstanding following the Reorganization Event and either (A) such Marketable Securities were in existence prior to such Reorganization Event or (B) such Marketable Securities were exchanged for previously outstanding Marketable Securities of the surviving entity or its predecessor (“Predecessor Stock”) in connection with such Reorganization Event (in either case of (A) or (B), the “Successor Stock”), a number of shares of the Successor Stock determined by the Calculation Agent on the Trading Day immediately prior to the effective date of such Reorganization Event equal to the Share Amount in effect for the Underlying Stock on the Trading Day immediately prior to the effective date of such Reorganization Event multiplied by a fraction, the numerator of which is the value of the Non-Stock Reorganization Property per share of the Underlying Stock on such Trading Day and the denominator of which is the Closing Price of the Successor Stock on such Trading Day (or, in the case of Predecessor Stock, the Closing Price of the Predecessor Stock multiplied by the number of shares of the Successor Stock received with respect to one share of the Predecessor Stock); or

(ii)

if the surviving entity does not have Marketable Securities outstanding, or if there is no surviving entity (in each case, a “Replacement Stock Event”), a number of shares of Replacement Stock (selected as defined below) with an aggregate value on the effective date of such Reorganization Event equal to the value of the Non-Stock Reorganization Property multiplied by the Share Amount in effect for the Underlying Stock on the Trading Day immediately prior to the effective date of such Reorganization Event.

If a Reorganization Event occurs with respect to the shares of the Underlying Stock and the Calculation Agent adjusts the Share Amount to reflect the Reorganization Property in the event as described above, the Calculation Agent will make further antidilution adjustments for any later events that affect the Reorganization Property, or any component of the Reorganization Property, comprising the new Share Amount. The Calculation Agent will do so to the same extent that it would make adjustments if the shares of that Underlying Stock were outstanding and were affected by the same kinds of events. If a subsequent Reorganization Event affects only a particular component of the number of shares of that Underlying Stock, the required adjustment will be made with respect to that component as if it alone were the number of shares of that Underlying Stock.

For purposes of adjustments for Reorganization Events, in the case of a consummated tender or exchange offer or going-private transaction involving Reorganization Property of a particular type, Reorganization Property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Reorganization Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Reorganization Property in which an offeree may elect to receive cash or other property, Reorganization Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Replacement Stock Events

Following the occurrence of a Replacement Stock Event described in paragraph (b)(2)(ii) above or in “—Delisting of American Depositary Shares or Termination of American Depositary Receipt Facility” below, the amount of shares of the Underlying Stock or cash, as applicable, payable on this Security on the Stated Maturity Date will be determined by reference to a Replacement Stock and a Share Amount (subject to any further antidilution adjustments) for such Replacement Stock as determined in accordance with the following paragraphs.

The “Replacement Stock” will be the stock having the closest “Option Period Volatility” to the Underlying Stock among the stocks that then comprise the Replacement Stock Selection Index (or, if publication of such index is discontinued, any successor or substitute index selected by the Calculation Agent in its sole discretion) with the same GICS Code (as defined below) as the Underlying Stock Issuer; provided, however, that a Replacement Stock will not include (i) any stock that is subject to a trading restriction under the trading restriction policies of the Company, the hedging counterparties of the Company or any of their affiliates that would materially limit the ability of the Company, the hedging counterparties of the Company or any of their affiliates to hedge this Security with respect to such stock or (ii) any stock for which the aggregate number of shares to be referenced (equal to the product of (a) the Share Amount that would be in effect immediately after selection of such stock as the Replacement Stock and (b) (1) the aggregate Face Amount of this Security outstanding divided by (2) $37.0068) exceeds 25% of the ADTV (as defined in Rule 100(b) of Regulation M under the Exchange Act) for such stock as of the effective date of the Replacement Stock Event (an “Excess ADTV Stock”).

Each Replacement Stock selected in connection with a Reorganization Event, will be assigned a Share Amount equal to the number of shares of such Replacement Stock with an aggregate value, based on the Closing Price on the effective date of such Reorganization Event, equal to the product of (a) the value of the Non-Stock Reorganization Property received per share of Underlying Stock and (b) the Share Amount in effect for the Underlying Stock on the Trading Day immediately prior to the effective date of such Reorganization Event. Each Replacement Stock selected in connection with an ADS Termination Event (as defined below) will be assigned a Share Amount equal to the number of shares of such Replacement Stock with an aggregate value, based on the Closing Price on the Change Date (as defined below), equal to the product of (x) the Closing

Price of the Underlying Stock on the Change Date and (y) the Share Amount in effect for the Underlying Stock on the Trading Day immediately prior to the Change Date.

The “Option Period Volatility” means, in respect of any Trading Day, the volatility (calculated by referring to the Closing Price of the Underlying Stock on its primary exchange) for a period equal to the 125 Trading Days immediately preceding the announcement date of the Reorganization Event, as determined by the Calculation Agent.

“GICS Code” means the Global Industry Classification Standard (“GICS”) sub-industry code assigned to the Underlying Stock Issuer; provided, however, if (i) there is no other stock in the Replacement Stock Selection Index in the same GICS sub-industry or (ii) a Replacement Stock (a) for which there is no trading restriction and (b) that is not an Excess ADTV Stock cannot be identified from the Replacement Stock Selection Index in the same GICS sub-industry, the GICS Code will mean the GICS industry code assigned to the Underlying Stock Issuer. If no GICS Code has been assigned to the Underlying Stock Issuer, the applicable GICS Code will be determined by the Calculation Agent to be the GICS sub-industry code assigned to companies in the same sub-industry (or, subject to the proviso in the preceding sentence, industry, as applicable) as the Underlying Stock Issuer at the time of the relevant Replacement Stock Event.

The “Replacement Stock Selection Index” means the S&P 500® Index.

Delisting of American Depositary Shares or Termination of American Depositary Receipt Facility. If the Underlying Stock consists of any New Stock or Replacement Stock that is an ADS and the Underlying Stock is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board Service operated by the FINRA, or if the American depositary receipt facility between the Underlying Stock Issuer and the depositary is terminated for any reason (each, an “ADS Termination Event”), then, on the last Trading Day on which the Underlying Stock is listed or admitted to trading or the last Trading Day immediately prior to the date of such termination, as applicable (the “Change Date”), a Replacement Stock Event shall be deemed to occur.

Treatment of this Security for U.S. Federal Income Tax Purposes

The Company agrees, and by acceptance of a beneficial ownership interest in this Security each Holder of this Security will be deemed to have agreed (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary), for United States federal income tax purposes to characterize and treat this Security as a short-term contingent debt instrument.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature or its duly authorized agent under the Indenture referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[The remainder of this page has been left intentionally blank]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

DATED: __________

WELLS FARGO & COMPANY

By:

Its:

[SEAL]

Attest:

Its:

TRUSTEE’S CERTIFICATE OF

AUTHENTICATION

This is one of the Securities of the

series designated therein described

in the within-mentioned Indenture.

CITIBANK, N.A.,

as Trustee

By:
Authorized Signature

OR

WELLS FARGO BANK, N.A.,

as Authenticating Agent for the Trustee

By:
Authorized Signature

[Reverse of Note]

WELLS FARGO & COMPANY

MEDIUM-TERM NOTE, SERIES K

Due Nine Months or More From Date of Issue

8% Equity Linked Securities due June 20, 2014

Linked to the Common Stock of Lennar Corporation

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an indenture dated as of July 21, 1999, as amended or supplemented from time to time (herein called the “Indenture”), between the Company and Citibank, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series of the Securities designated as Medium-Term Notes, Series K, of the Company, which series is limited to an aggregate principal amount or face amount, as applicable, of $25,000,000,000 or the equivalent thereof in one or more foreign or composite currencies. The amount payable on the Securities of this series may be determined by reference to the performance of one or more equity-, commodity- or currency-based indices, exchange traded funds, securities, commodities, currencies, statistical measures of economic or financial performance, or a basket comprised of two or more of the foregoing, or any other market measure or may bear interest at a fixed rate or a floating rate. The Securities of this series may mature at different times, be redeemable at different times or not at all, be repayable at the option of the Holder at different times or not at all and be denominated in different currencies.

Article Sixteen of the Indenture shall not apply to this Security.

This Security is not subject to redemption at the option of the Company or repayment at the option of the Holder hereof prior to June 20, 2014. This Security will not be entitled to any sinking fund.

The Securities are issuable only in registered form without coupons and will be either (a) book-entry securities represented by one or more Global Securities recorded in the book-entry system maintained by the Depositary or (b) certificated securities issued to and registered in the names of, the beneficial owners or their nominees.

The Company agrees, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest against a Holder of this Security.

Modification and Waivers

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected, acting together as a class. The Indenture also contains provisions permitting the Holders of a majority in principal amount of the Securities of all series at the time Outstanding affected by certain provisions of the Indenture, acting together as a class, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with those provisions of the Indenture. Certain past defaults under the Indenture and their consequences may be waived under the Indenture by the Holders of a majority in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series. Solely for the purpose of determining whether any consent, waiver, notice or other action or Act to be taken or given by the Holders of Securities pursuant to the Indenture has been given or taken by the Holders of Outstanding Securities in the requisite aggregate principal amount, the principal amount of this Security will be deemed to be equal to the amount set forth on the face hereof as the “Face Amount” hereof. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

Defeasance

Section 403 and Article Fifteen of the Indenture and the provisions of clause (ii) of Section 401(1)(B) of the Indenture, relating to defeasance at any time of (a) the entire indebtedness on this Security and (b) certain restrictive covenants and certain Events of Default, upon compliance by the Company with certain conditions set forth therein, shall not apply to this Security. The remaining provisions of Section 401 of the Indenture shall apply to this Security.

Authorized Denominations

This Security is issuable only in registered form without coupons in denominations of $37.0068 or any amount in excess thereof which is an integral multiple of $37.0068.

Registration of Transfer

Upon due presentment for registration of transfer of this Security at the office or agency of the Company in the City of Minneapolis, Minnesota, a new Security or Securities of this series, with the same terms as this Security, in authorized denominations for an equal aggregate Face Amount will be issued to the transferee in exchange herefor, as provided in the Indenture and subject to the limitations provided therein and to the limitations described below, without charge except for any tax or other governmental charge imposed in connection therewith.

This Security is exchangeable for definitive Securities in registered form only if (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for this Security or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed within

90 days after the Company receives such notice or becomes aware of such ineligibility, (y) the Company in its sole discretion determines that this Security shall be exchangeable for definitive Securities in registered form and notifies the Trustee thereof or (z) an Event of Default with respect to the Securities represented hereby has occurred and is continuing. If this Security is exchangeable pursuant to the preceding sentence, it shall be exchangeable for definitive Securities in registered form, having the same date of issuance, Stated Maturity Date and other terms and of authorized denominations aggregating a like amount.

This Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor. Except as provided above, owners of beneficial interests in this Global Security will not be entitled to receive physical delivery of Securities in definitive form and will not be considered the Holders hereof for any purpose under the Indenture.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Obligation of the Company Absolute

No reference herein to the Indenture and no provision of this Security or the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to make the payments on this Security at the times, place and rate, and in the coin or currency or shares of Underlying Stock, as the case may be, herein prescribed, except as otherwise provided in this Security.

No Personal Recourse

No recourse shall be had for the payment of amounts payable on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

Defined Terms

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture unless otherwise defined in this Security.

Governing Law

This Security shall be governed by and construed in accordance with the law of the State of New York, without regard to principles of conflicts of laws.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	--	as tenants in common

TEN ENT	--	as tenants by the entireties

JT TEN	--	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT --		Custodian
	(Cust)		(Minor)

Under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto

Please Insert Social Security or

Other Identifying Number of Assignee

(PLEASE PRINT OR TYPE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE)

the within Security of WELLS FARGO & COMPANY and does hereby irrevocably constitute and appoint __________________ attorney to transfer the said Security on the books of the Company, with full power of substitution in the premises.

Dated: _________________________

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.